UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2012

MORRIS PUBLISHING GROUP, LLC

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851

(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As required by the “Indenture” to the Floating Rate Secured Notes Due 2014 dated March 1, 2010 (the “New Notes”), Morris Publishing Group, LLC (“Morris Publishing”) is required to use its monthly positive operating cash flow, net of permitted cash flow adjustments, (“Excess Free Cash Flow”) to repay any amounts outstanding on its working capital facility, and then to redeem (on a pro rata basis) stated principal amounts outstanding on the New Notes; provided, however, that no payment or redemptions are required if Excess Free Cash Flow is less than $250,000 during the monthly period.

Applying this requirement with respect to Morris Publishing’s monthly period ending April 30, 2012, Morris Publishing redeemed $2,491,322 in aggregate stated principal amount of the New Notes on May 23, 2012, the referenced period’s Excess Cash Flow Payment Date (as defined in the Indenture). On May 21, 2012, Morris Publishing delivered a certificate to the Trustee under the Indenture stating that $2,491,322 of the aggregate stated principal amounts outstanding on the New Notes will be redeemed on the May 23, 2012 Excess Cash Flow Payment Date.

On May 3, 2012, through its broker, Morris Publishing acquired $800,000 face amount of the New Notes with a settlement date of May 8, 2012. On May 14, 2012, through its broker, Morris Publishing acquired $2,200,000 face amount of the Notes with a settlement date of May 17, 2012. Pursuant to Morris Publishing’s request pursuant to Section 2.11 of the Indenture relating to the New Notes, these New Notes in the aggregate stated principal amount of $3,000,000 were cancelled.

After giving effect to both (i) the cancellation of $3,000,000 face amount of New Notes acquired in May 2012, and (ii) the redemption of the New Notes on the May 23, 2012 Excess Cash Flow Payment Date, the aggregate principal amount of the New Notes outstanding is $57,231,110.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2012	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer